RANDGOLD EXPANDS FOOTPRINT IN LAKE
VICTORIA GOLDFIELD, TANZANIA

London, 9 February 2004 – A joint venture agreement has been signed with the Australian junior Goldstream NL on the Nyati prospecting licence in the Musoma Greenstone Belt. The joint venture allows Randgold Resources to acquire a maximum of 70% equity in the permit by completing a bankable feasibility study.

Nyati has some very useful previous work including a helicopter magnetic survey and geological maps highlighting surface gold anomalies. The magnetic survey highlights untested structural zones which are concealed beneath shallow cover rocks. Nyati forms part of our expanding footprint within Tanzania where we now hold 12 licences totalling 710km2. Our work is focused within the Musoma-Mara district where East African Gold Mines have discovered over five million ounces of resources, a project recently acquired by Placer Dome. Our efforts over the last year to consolidate a position in this region have been rewarded by securing over 30 kilometres of strike along the Musoma Greenstone Belt. We are busy with follow-up exploration programmes and have already identified some encouraging gold targets from surface work.

DISCLAIMER: Statements made in this document with respect to Randgold Resources' current plans, estimates, strategies and beliefs and other statements that are not historical facts are forward-looking statements about the future performance of Randgold Resources. These statements are based on management's assumptions and beliefs in light of the information currently available to it. Randgold Resources cautions you that a number of important risks and uncertainties could cause actual results to differ materially from those discussed in the forward-looking statements, and therefore you should not place undue reliance on them. The potential risks and uncertainties include, among others, risks associated with: fluctuations in the market price of gold, gold production at Morila, the development of Loulo, estimates of reserves and mine life and liabilities arising from the closure of Syama. Randgold Resources assumes no obligation to update information in this release. For a discussion on such risk factors, refer to the annual report on Form 20/F for the year ended December 31, 2002, which was filed with the Securities Exchange Commission on June 27, 2003.